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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of TravelCenters of America LLC for the registration of debt securities and to the incorporation by reference therein of our report dated June 6, 2014 with respect to the consolidated financial statements of TravelCenters of America LLC, and the effectiveness of internal control over financial reporting of TravelCenters of America LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm